Exhibit 99.1

Zion Oil & Gas Extends Unit Offering

Dallas, Texas and Caesarea, Israel – November 25, 2013 – Zion Oil & Gas, Inc. (NASDAQ GM: ZN), a Delaware corporation that explores for oil and gas onshore in Israel, announced today that it has extended the expiration date for the Unit program under its Dividend Reinvestment and Common Stock Purchase Plan (“DSPP” or the “Plan”) to Friday February 28, 2014.  Units may be purchased under the DSPP at any time prior to 5:00 p.m. Eastern Daylight time on February 28, 2014.

Thus, the Unit Option Termination Date will be February 28, 2014, instead of November 29, 2013.  The Warrant Exercisable Date will be on the 31st day after the Unit Option Termination Date, or March 31, 2014.  The warrants under the Unit program are exercisable at any time after March 31, 2014 and prior to 5:00 p.m. Eastern Daylight time on March 31, 2019.

We have successfully implemented an electronic enrollment procedure with the Telecheck Internet Check Acceptance service as an alternative payment method. In addition to the enrollment procedures specified in the Original Prospectus Supplement, current stockholders and prospective investors may enroll in the Plan by the procedures that allow for an acceptance of an electronic signature and date to the Plan Enrollment Form and a secure internet check acceptance by First Data/Citibank Merchant Services as coordinated with the Plan Agent.

Zion’s common stock trades on the NASDAQ Global Market under the symbol “ZN” and Zion’s warrants are expected to trade under the reserved symbol “ZNWOW”.

This announcement is neither an offer nor a solicitation of an offer.  The securities are offered by prospectus only, and only within the States and other jurisdictions in which the securities may be sold, and this announcement is neither an offer to sell nor a solicitation of any offer to buy in any State or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities of any such state or jurisdiction. The DSPP was filed by Prospectus Supplement (File No. 333-174266).

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion’s planned operations and plans contingent thereon are forward-looking statements as defined in the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion’s periodic reports filed with the SEC and are beyond Zion’s control. These risks could cause Zion’s actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

NOTICE

Zion Oil & Gas, Inc. filed a Prospectus Supplement on March 27, 2013 to its Prospectus dated May 26, 2011 with the SEC for the Dividend Reinvestment and Common Stock Purchase Plan to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Zion Oil & Gas will send you the prospectus if you request it by calling toll free 1-888-TX1-ZION (1-888-891-9466).

Zion’s homepage may be found at: www.zionoil.com

Contact:
Zion Oil & Gas, Inc.
Brittany Martin, 214-221-4610
dallas@zionoil.com